 Ex. 99.28(d)(37)(x)

Amendment

to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and

Neuberger Berman Investment Advisers LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Neuberger Berman Investment Advisers LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021 wherein the December 1, 2012 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of the JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL/Neuberger Berman Gold Plus Strategy Fund as a new Fund of the Trust and approved the Sub-Adviser to provide sub-investment advisory services to the JNL/Neuberger Berman Gold Plus Strategy Fund, each effective April 25, 2022.

Whereas, the Parties have agreed to amend the Agreement to add the JNL/Neuberger Berman Gold Plus Strategy Fund and its corresponding fees, effective April 25, 2022.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 25, 2022:

Section 16. “Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Section “16. Notice.” shall be deleted and replaced, in its entirety, with the following:

16.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

a)	To Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

b)	To the Sub-Adviser:	Neuberger Berman Investment Advisers LLC.
Attention: Client Services
190 South LaSalle Street, Suite 2400
Chicago, IL 60603
Email address:
NBIASubadviser@nb.com

2.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2022, attached hereto.

3.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2022, attached hereto.

4.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 25, 2022.

Jackson National Asset Management, LLC		Neuberger Berman Investment Advisers LLC

By:	/s/ Emily J. Bennett	By:	/s/ Joseph F. Quirk
Name:	Emily J. Bennett	Name:	Joseph F. Quirk
Title:	AVP and Deputy General Counsel	Title:	Managing Director

Schedule A

Dated April 25, 2022

Funds
JNL/Neuberger Berman Commodity Strategy Fund
JNL/Neuberger Berman Gold Plus Strategy Fund
JNL/Neuberger Berman Strategic Income Fund

A-1

Schedule B

Dated April 25, 2022

(Compensation)

JNL/Neuberger Berman Commodity Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/Neuberger Berman Gold Plus Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/Neuberger Berman Strategic Income Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	0.20%
$200 Million to $750 Million	0.15%
Amounts over $750 Million	0.12%

B-1